EXHIBIT 3.5

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION OF

ALJ REGIONAL HOLDINGS, INC.

ARTICLE I

The name of the corporation is ALJ Regional Holdings, Inc. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE III

The registered office of the Corporation in the State of Delaware is to be located at 850 New Burton Road, Suite 2001, Dover Kent County, DE 19904.  The name of its registered agent at that address is Cogency Global Inc.

ARTICLE IV

The duration of the corporation is to be perpetual.

ARTICLE V

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “common stock” and “preferred stock.”  The total number of shares of capital stock the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares.  One Hundred Million (100,000,000) shares shall be common stock, $0.01 par value per share (the “Common Stock”), and Five Million (5,000,000) shares shall be preferred stock, $0.01 par value per share (the “Preferred Stock”). The Board of Directors may authorize, without further stockholder approval, the issuance from time to time of the preferred stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations, or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution.  Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

ARTICLE VI

Action required or permitted to be taken at a meeting of the stockholders of the Corporation may not be taken by consent or consents in writing in lieu of meeting.  The stockholders of the Corporation owning 80% of the outstanding shares of Common Stock may, by a vote of stockholders present, in person or by proxy, at a meeting in which a quorum is present, amend or repeal this Article VI.  The stockholders of the Corporation may not otherwise amend or repeal this Article VI.

ARTICLE VII

A.

The Board of Directors shall be not fewer than three, unless otherwise determined by the Board of Directors. Upon the filing of this Restated Certificate of Incorporation (the “Effective Date”), each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided however, no terms in effect prior to the Effective Date shall be shortened. Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding,  (i) at the 2018 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2019 annual meeting of stockholders, (ii) at the 2019 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2020 annual meeting of stockholders, and (iii) at the 2020 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. All directors shall hold office until the expiration of the term for which such director was elected, and until his or her respective successor is elected, except in the case of the death, resignation, or removal of any director.

B.

General.  Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders or special meeting of stockholders called by the Board of Directors for the purpose of electing directors.  Nominations may be made only (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section B of Article VII.  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not fewer than 50 days or more than 80 days prior to the scheduled date of the stockholders’ meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that, if fewer than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth day following the earlier of (x) the day on which such notice of the date of the meeting was mailed or (y) the day on which such public disclosure was made.

Notice.  A stockholder’s notice to the secretary shall set forth:  (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation beneficially owned by such person on the date of such stockholder’s notice and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities & Exchange Act of 1934 or any successor statute (the “Exchange Act”), including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; (b) as to the stockholder giving notice, (i) the name and address, as such information appears on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Corporation beneficially owned by such stockholder and each other stockholder known by such stockholder to be supporting such nominee(s) on the date of such stockholder notice and (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (c) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

Determinations.  No person shall be eligible for election as a director of the Corporation, unless nominated in accordance with the procedures set forth in this Section B.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section B, and, if the chairman of the meeting should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

C.

The stockholders of the Corporation owning 80% of the outstanding shares of Common Stock may, by a vote of stockholders present, in person or by proxy, at a meeting in which a quorum is present, amend or repeal this Article VII.  The stockholders of the Corporation may not otherwise amend or repeal this Article VII.

ARTICLE VIII

A.

To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

A.

As used in this Article IX, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“5-percent Transaction” means any Transfer described in clause (1) or (2) of Section B.

“5-percent Stockholder” means a Person or group of Persons that would be treated as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g); provided, that for the sole purpose of determining whether any legal entity is a “5-percent Stockholder,” Corporation Securities held by such legal entity shall not be treated as no longer owned by such legal entity pursuant to Treasury Regulation § 1.382-2T(h)(2)(i)(A).

“Agent” has the meaning set forth in Section E.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Corporation Security” or “Corporation Securities” means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-4(d)(9)) to purchase securities of the Corporation, and (iv) any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Effective Date” means the date of filing of this Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

“Excess Securities” has the meaning given such term in Section D.

“Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article IX is no longer necessary for the preservation of Tax Benefits or (ii) such date as the Board of Directors shall fix in accordance with Section K.

“Percentage Stock Ownership” means the percentage stock ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) and Treasury Regulation § 1.382-4 or any successor provision; provided, that (a) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Corporation Securities that would be attributed to any Person and (b) for the sole purpose of determining the Percentage Stock Ownership of any legal entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such legal entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation § 1.382-2T(h)(2)(i)(A).

“Person” means any individual, firm, corporation or other legal entity, or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition,” within the meaning of Treasury Regulation § 1.382-3(a)(1), of Company Securities or who are otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of such entity or group; provided, however, that a Person shall not mean a Public Group.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article IX.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section D.

“Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, carryforwards of disallowed interest under Section 163(j) of the Code, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or Public Group.  A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d)(9)).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Corporation Securities by the Corporation.

“Transferee” means any Person to whom Corporation Securities are Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

B.

Transfer and Ownership Restrictions.  In order to preserve the Tax Benefits, from and after the Effective Date of this Article IX any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a 5-percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder would be increased; provided, however, that any 5-percent Stockholder actually known to the Corporation as of April 30, 2009 may increase its Percentage Stock Ownership by up to five (5) percentage points.

C.

Exceptions.  The restrictions set forth in Section B of this Article IX shall not apply to an attempted Transfer that is a 5 percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to this Section C, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any limitation under Section 382 or Section 383 of the Code on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation.  The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Corporation Securities acquired through a Transfer.  Approvals of the Board of Directors hereunder may be given prospectively or retroactively.  The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article IX through duly authorized officers or agents of the Corporation.  Nothing in this Section C shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

D.

Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of (i) the Corporation Securities which are the subject of the Prohibited Transfer and (ii) in the case of a Prohibited Transfer of Corporation Securities that are not Common Stock to a holder of Common Stock, the shares of Common Stock of such Purported Transferee (the “Excess Securities”).  Until and unless the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section E of this Article IX or until an approval is obtained under Section C of this Article IX.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section D or Section E shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article IX, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article IX as a condition to registering any transfer.

E.

Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section F of this Article IX if the Agent rather than the Purported Transferee had resold the Excess Securities.

F.

Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:  (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, in an amount equal to the lesser of the proceeds of a sale of Excess Securities or the amount paid by the Purported Transferee for the Excess Securities which amount shall be determined at the sole discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors.  The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section F.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section F inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

G.

Legal Proceedings; Prompt Enforcement.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section E of this Article IX (whether or not made within the time specified in Section E), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this Section G shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article IX being void ab initio; (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand; or (c) cause any failure of the Corporation to act within the time periods set forth in Section E to constitute a waiver or loss of any right of the Corporation under this Article IX.  The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article IX.

H.

Liability.  To the fullest extent permitted by law, any stockholder subject to the provisions of this Article IX who knowingly violates the provisions of this Article IX and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

I.

Obligation to Provide Information.  As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IX or the status of the Tax Benefits of the Corporation.

J.

Legends.  The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to the restrictions on transfer and ownership contained in this Article IX bear the following legend:

“THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF CORPORATION SECURITIES OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF CORPORATION SECURITIES OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS.  IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE CORPORATION SECURITIES WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.  ANY HOLDER WHO KNOWINGLY VIOLATES THE TRANSFER RESTRICTIONS AND ANY PERSONS CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH HOLDER SHALL BE JOINTLY AND SEVERALLY LIABLE TO THE CORPORATION FOR, AND SHALL INDEMNIFY AND HOLD THE CORPORATION HARMLESS AGAINST, ANY AND ALL DAMAGES SUFFERED AS A RESULT OF SUCH VIOLATION, INCLUDING BUT NOT LIMITED TO DAMAGES RESULTING FROM A REDUCTION IN, OR ELIMINATION OF, THE CORPORATION’S ABILITY TO UTILIZE ITS TAX BENEFITS (AS DEFINED IN THE CERTIFICATE OF INCORPORATION).”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to conditions imposed by the Board of Directors under Section C of this Article IX also bear a conspicuous legend referencing the applicable restrictions.

K.

Authority of Board of Directors.

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article IX, including, without limitation, (i) the identification of 5-percent Stockholders; (ii) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer; (iii) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder; (iv) whether an instrument constitutes a Corporation Security; (v) the fair market value of the Corporation Securities acquired by and the amount due to a Purported Transferee pursuant to Section F of this Article IX; and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.  In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article IX for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article IX.  In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

L.

Reliance.  To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, or other employees and agents in making the determinations and findings contemplated by this Article IX, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.  For purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any stockholder, the Corporation and the members of the Board of Directors will be entitled to rely on record stockholder lists and non-objecting beneficial ownership lists as of any date, subject to our actual knowledge of the ownership of our Corporation Securities.

M.

Benefits of This Article IX.  Nothing in this Article IX shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IX.  This Article IX shall be for the sole and exclusive benefit of the Corporation and the Agent.

N.

Severability.  The purpose of this Article IX is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article IX or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IX.

O.

Waiver.  With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article IX, (1) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (2) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE X

The directors of the Corporation may, by a vote of a majority of directors present at a meeting in which a quorum is present, adopt, amend or repeal any Bylaw.  The stockholders of the Corporation owning 80% of the outstanding shares of Common Stock may, by a vote of stockholders present, in person or by proxy, at a meeting in which a quorum is present, adopt, amend or repeal any Bylaw.  The stockholders of the Corporation may not otherwise adopt, amend or repeal any Bylaw.

This Restated Certificate of Incorporation shall be effective on and as of the date of filing this Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

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